Exhibit 99.1


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PRESS RELEASE
                                                For further information contact:
                                                Edward F. Ruttenberg
                                                Phone: (412) 422-2377
                                                Fax:      (412) 422-2378
                                                Release No:  2005-09

(BW) (NY-AMERICAN-LOCKER-GROUP) (NASDAQ:ALGIE) ANNUAL REPORT ON FORM 10-K FILED; RESULTS FOR 2004 ANNOUNCED

BUSINESS EDITOR

   JAMESTOWN, NY- (BUSINESS WIRE) July 27, 2005. American Locker Group Incorporated announced that it filed its Annual Report on Form 10-K for its fiscal year ended December 31, 2004 and also plans to file amended quarterly reports for the first three quarters of 2004 to reflect increases in net income in each period from that previously reported as a result of corrections in inventory accounting.

   The operating results for 2004 reflect a full year of revenues from the Company's long-term contract with the United States Postal Service (USPS) for polycarbonate and aluminum Cluster Box Units (CBUs), which was not renewed by USPS and expired on May 31, 2005. The Company expects that its sales and operating results will decline substantially in 2005 as compared to 2004, as a result of the loss of USPS as a customer. In addition, the Company will record an impairment charge of approximately $6.4 million including a goodwill write-down of $6.1 million against its operating results in the first quarter of 2005.

   After the Company received notification in February 2005 that the USPS would not renew the CBU contract, the Company's Board of Directors reviewed the Company's strategic alternatives, with the assistance of outside advisors, and adopted a restructuring plan, summarized in the Annual Report, to reduce annual selling, general and administrative expenses significantly, primarily though personnel reductions in Jamestown, New York and the relocation of the Company's headquarters to its owned facilities in Grapevine, Texas, by the end of 2005. In addition, the Company is seeking to restructure its term and revolving credit loans. As a result of the nonrenewal of the USPS contract, the Company's lender notified the Company that it was in default on its outstanding bank indebtedness.


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   In 2004 the Company recorded its largest sales volume ever, with consolidated net sales of $49,023,417, an increase of $9,766,979, or 24.9%, over the prior year. This increase was attributable primarily to an approximately $7,000,000 bulk order of CBUs from the USPS delivered in the third quarter of 2004. Sales to USPS accounted for 53.9% of consolidated net sales in 2004, compared to 52.7% of consolidated net sales in 2003. Pre-tax income rose from $3,545,379 in 2003 to $4,500,938 in 2004, an increase of 27.0%, after accounting for a one-time charge of $1,102,500 for an environmental settlement. Net income rose from $2,147,132 in 2003 to $2,702,948 in 2004, an increase of 25.9%. Earnings per share on a diluted basis were $1.73 per share, up $0.35 from the previous year, an increase of 25.4%.



The matters discussed in this press release which contain forward-looking statements, including without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the Safe Harbor Provisions of the Private
Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve certain known and unknown risks, some of which are beyond the Company's control, including, among others, risks related to (i) the Company's plans, strategies, objectives, expectations, and intentions, which are subject to change at any time at the discretion of the Company, (ii) the successful implementation of the Company's restructuring plan, including a significant reduction of annual selling, general and administrative expenses, the relocation of the Company's headquarters in Texas, and the restructuring of its bank debt on terms acceptable to its lenders, (iii) new product development by the Company, (iv) the Company's liquidity and capital resources, (v) the Company's competition, and (vi) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company's actual results could differ materially from those expressed in any forward-looking statement made by or on the Company's behalf. In light of these risks and uncertainties, there can be no assurance that the forward-looking information will, in fact, prove to be accurate. The Company has undertaken no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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